Exhibit 99.1


                    Ashworth, Inc. Reports Third Quarter and
     First Nine Months of Fiscal 2006 Financial Results; Updates Strategic
                  Evaluation Process and Fiscal 2006 Guidance


    CARLSBAD, Calif.--(BUSINESS WIRE)--Sept. 7, 2006--Ashworth, Inc. (NASDAQ:ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced financial results for its third quarter and first nine months ended July 31, 2006.

    Third Quarter and Year-to-Date Highlights:

    During the third quarter and first nine months of fiscal 2006, the Company's management team continued to implement the profit improvement initiatives outlined in the fourth quarter of 2005.
Highlights for the third quarter and first nine months of fiscal 2006 include:


    -- Third quarter consolidated sales of $52.8 million were up 9.3% over last year, and first nine months consolidated sales of $159.4 million were up 6.7% over the same period last year;

    -- Third quarter consolidated EPS of $0.05 per diluted share, as compared to a loss of ($0.24) per share in the third quarter of fiscal 2005, and first nine months EPS of $0.37 compared to $0.11 for the same period of the prior year on a fully diluted basis. Included in the current results are special expenses related to the 2006 proxy contest, strategic alternatives process, implementation of FAS 123R, and Sarbanes-Oxley 404 ("SOX 404") totaling approximately $0.4 million pretax for the third quarter and $2.0 million pretax for the first nine months, that were not incurred in the same periods of the prior year. Last year's three and nine-months results included approximately $4.4 million of inventory provisions and approximately $3.0 million of higher than normal retail markdown charges

    --  Sales growth in five of six distribution channels:

        -- Fifth successive quarter of strong growth in the corporate channel

        -- Improved merchandising in the retail channel resulting in strong year-over-year growth in sales while reducing granted markdown allowances as compared to the second half of fiscal 2005

        -- Continued growth in the international channel driven primarily by sales in Europe

        --  Solid growth in the collegiate channel

        -- Continued growth in the Company-owned outlet store channel on a comparable store basis and the addition of new stores

    -- Continued to meet operating direct labor efficiency targets at the Company's U.S. Embroidery and Distribution Center (EDC); and

    --  Net Inventory levels declined 2.2% over the prior year.

    Summary of Third Quarter and First Nine Months Results:

    Consolidated net revenue for the third quarter ended July 31, 2006 increased 9.3% to $52.8 million as compared to $48.3 million for the third quarter of 2005. The Company reported consolidated third quarter net income of $0.7 million, or $0.05 per diluted share, compared to a net loss of $(3.4) million, or $(0.24) per diluted share, for the same quarter of the prior year. Net revenue for the domestic segment increased 7.0% to $42.8 million for the third quarter of fiscal 2006 from $40.0 million for the same period of the prior year. Net revenue from the international segment increased 20.8% to $10.0 million for the third quarter of fiscal 2006 from $8.3 million for the same period of the prior year.
    Consolidated net revenue for the first nine months ended July 31, 2006 increased 6.7% to $159.4 million as compared to $149.5 million for the first nine months of fiscal 2005. The Company reported consolidated net income of $5.3 million, or $0.37 per diluted share, for the first nine months of fiscal 2006 compared to net income of $1.5 million, or $0.11 per diluted share, for the same period of the prior year. Included in the current results are special expenses related to the 2006 proxy contest, strategic alternatives process, implementation of FAS 123R and SOX 404, totaling approximately $0.4 million for the third quarter and $2.0 million for the first nine months that were not incurred in the same periods of the prior year. Net revenue for the domestic segment increased 5.1% to $130.4 million for the first nine months of fiscal 2006 from $124.0 million for the same period of the prior year. Net revenue from the international segment increased 14.1% to $29.0 million for the first nine months of fiscal 2006 from $25.4 million for the same period of the prior year.
    In the third quarter of fiscal 2006, the Company's gross margin was 41.0% compared to 31.1% for the third quarter of 2005. For the first nine months of fiscal 2006, the gross margin was 43.6% compared to 38.6% for the same period of fiscal 2005. This gross margin improvement was primarily due to the previously noted retail markdown charges and inventory provisions taken in 2005 and an improved merchandising strategy focused on classic key item products with a lower percentage of fashion products in the Company's domestic retail distribution channel which resulted in improved sell-through at retail. The improved sell-through has resulted in a reduction in the actual markdown allowances requested and granted as well improvements in domestic inventory management, yielding lower reserve requirements as compared to the same quarter in the prior year. The gross margin also benefited from continued improvement in direct labor efficiencies at the Company's domestic EDC.
    Included in the selling, general and administrative ("SG&A") expenses for the third quarter of fiscal 2006 are pre-tax charges of approximately $0.4 million, consisting primarily of consulting and legal expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the exploration of strategic alternatives and FAS 123R stock option expenses not incurred in the same period last year. Included in the first nine months of fiscal 2006 are pre-tax charges of approximately $2.0 million for these SG&A expenses including SOX 404 related expenses incurred in the first quarter of fiscal 2006 and not incurred in the same period of the prior year. On an after tax basis, these SG&A expenses equate to a $0.01 per diluted share reduction in earnings for the third quarter and $0.08 per diluted share for the first nine months of fiscal 2006.

    Profit Improvement Initiatives:

    Management noted that over the first three quarters of fiscal 2006 the Company has achieved solid results versus last year and has returned to profitability. These results reflect the benefit of the actions management has taken since the company implemented the initial phase of its profit improvement initiatives in late 2005. These included increased efficiency at the EDC, lower retail markdowns as compared to the second half of fiscal 2005, and improved domestic inventory management. Management also believes these and additional actions being taken will continue to improve the company's operating performance.

    Domestic Golf Channel:

    Total revenues in the domestic golf channel in the third quarter of fiscal 2006 decreased to $17.3 million, or 18.5%, from the same period last year. Management believes that the overall softness in the golf industry combined with the proxy contest, strategic alternatives process and product mix adversely affected the Company's sales in the first nine months of fiscal 2006. The Company has seen growth in its technical product lines, which has partially offset the decline in sales of the Company's more traditional all-cotton product lines, and believes that its more balanced Spring/Summer 2007 product offering positions it for future growth in this channel which is supported by very early prebook results.
    Some of the highlights for Spring/Summer 2007 in the Ashworth brand include the introduction of the "Ashworth Perfect Foursome" which includes the introduction of four new Authentic product offerings that are unique to the market and exclusive to Ashworth, along with an expanded offering of Ashworth Weather Systems(R) (AWS) including replenishment styles, seasonal key items and three Collections.
    The Callaway Golf apparel line for Spring/Summer 2007 includes an expanded technical X Series line under the banner of The Callaway Golf Performance Center. The Performance Center introduces new elements of X Series including: Drysport(TM), Windsport(TM), Warmsport(TM) and Rainsport(TM) supporting the key performance needs of the core golf market.
    In addition, Callaway Golf apparel has introduced a new luxury performance pant and short called Tour Authentic(TM). The Tour Authentic bottoms line continues a long history of strong bottoms business for the brand and takes it to the next level with an unprecedented combination of performance and comfort.

    Corporate Channel:

    Revenues for the corporate distribution channel were $7.5 million for the third quarter of 2006, an increase of 7.1% over the same period last year. The increase in net revenues in the corporate distribution channel was primarily due to the success of certain sales promotions and the addition of technical performance product offerings.

    Retail Channel:

    Third quarter revenues for the retail distribution channel were $2.9 million, an increase of $2.3 million over the same period last year which was adversely impacted by the previously mentioned retail markdown. This year's sales performance benefited from the Company's enhanced merchandising strategy focused on classic key item products with a lower percentage of fashion products. Sell-through of early Fall/Holiday 2006 product in the channel continues to improve and, as a result, the Company anticipates continued success in managing markdown allowances.

    Ashworth East (Gekko Brands, LLC):

    Third quarter revenues for Ashworth East were $11.9 million, an increase of 34.4% over the same period last year. The increase was primarily due to cross-selling of Ashworth(R) apparel into the collegiate/bookstore channel, the direct import headwear program, increased sales in the NASCAR/racing channel as well as a result of being the exclusive on-site event merchandiser for the 2006 Kentucky Derby.

    Company-Owned Outlet Stores:

    Revenues from the Company-owned outlet stores were $2.9 million for the third quarter of 2006, an increase of 38.5% over the same period last year. Since the end of the third quarter of 2005, the Company added a net of two new outlet stores (four outlet openings and two outlet closings) bringing the Company's total number of outlet stores to 16. The new outlet stores net of closings contributed $0.3 million in sales in the third quarter of fiscal 2006 while sales on a comparative store basis increased 12.6% as compared to last year's third quarter.

    International Channel:

    Third quarter revenues from the international distribution channel were $10.0 million, an increase of 20.8% over the same period last year. The increase in revenues was primarily driven by growth in the Company's European subsidiary which is attributable to increased demand in the United Kingdom and Ireland and the addition of new corporate channel partners in mainland Europe, partially offset by lower royalty revenues from international distributors.

    Embroidery and Distribution Center (EDC):

    The Company's EDC continues to meet operating direct labor efficiency targets. Results for the EDC were driven by efficiency measures that focused on direct labor utilization. As a result of the improved efficiency, the Company has been able to better serve customers, provide quicker turnaround to the Company's corporate and golf customers for their at-once needs, improve the quality of the Company's embroidery operations, reduce customer returns for processing defects, achieve higher customer satisfaction, provide additional capacity for improved economies of scale, and support the Company's multi-brand, multi-channel growth strategy. The Company also noted that labor overtime at the EDC continues to trend favorably and is significantly below last year's levels.

    Balance Sheet:

    The Company's Balance Sheet, which was a key area of focus in the initial phase of the profit improvement initiatives, continued to show improvement in the third quarter of fiscal 2006 primarily due to a focus on domestic inventory management and accounts receivable initiatives.
    As a result of the Company's implementation of multiple inventory and supply chain initiatives, overall net inventory decreased 2.2% to $53.0 million as of July 31, 2006 as compared to $54.2 million as of July 31, 2005. Domestic net inventory, excluding Ashworth East, decreased 10.9% from the third quarter of 2005. All other inventory grew 18.1% to $19.1 million as of July 31, 2006 as compared to $16.2 million as of July 31, 2005 in support of third quarter fiscal 2006 sales growth, which was up 27.9% for these operations as compared to the third quarter of fiscal 2005.
    Net accounts receivable increased 1.4% to $39.3 million at July 31, 2006 as compared to $38.8 million at July 31, 2005, while revenues increased 9.3% for the third quarter as compared to last year.

    FY 2006 Guidance

    The Company stated that consolidated revenues for fiscal 2006 are expected to be at the lower end of the previously indicated range of $210 to $220 million. The Company noted that its previous guidance for consolidated net earnings (EPS) for fiscal 2006 of $0.48 to $0.56 per diluted share excluded the additional SG&A expenses associated with the 2006 proxy contest and the strategic alternatives process. Management also advised that this guidance was dependent on many factors such as but not limited to achieving traditional in-season order rates. Due to somewhat lower at-once order rates in the domestic golf channel, the Company now expects its normal operating results will be modestly below the low end of the previously provided EPS guidance. In addition, the Company noted that certain SG&A expenses may be higher that previously expected due to potential additional profit improvement initiatives, organizational / structural changes, and other actions the Company is considering in order to position the Company for further growth in 2007.

    Evaluation of Strategic Alternatives:

    Commencing in November 2005, the Company's Board of Directors, in consultation with its independent financial advisor, Houlihan Lokey Howard & Zukin, undertook an extensive review and evaluation of a range of strategic alternatives, including a possible sale of the Company, to enhance value for all stockholders. At the present time, the Board has determined that the interests of the Company's stockholders will best be served by focusing principally on improving the Company's operations and financial performance. The Board remains committed to enhancing value for all Ashworth stockholders and remains open to considering any and all alternatives that would achieve that goal. As a result, the Company will continue to carefully consider available strategic alternatives opportunities if and when presented as it focuses on key areas of potential operational improvement.

    Conference Call

    Investors and all others are invited to listen to a conference call discussing third quarter results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 888-344-1107. International participants should dial 973-582-2859. Callers should ask to be connected to Ashworth's third quarter earnings teleconference or provide the conference ID number: 7817112. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

    About Ashworth, Inc.

    Ashworth, Inc. (NASDAQ:ASHW) is a leading designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores, and to corporate customers. Ashworth's three market-leading brands include: Ashworth Collection(TM), a range of upscale sportswear designed to be worn on and off course; Ashworth Authentics(TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems(R), a technical performance line. Ashworth is also an official apparel licensee of Callaway Golf Company.
    Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. The Game(R) is a leading headwear brand to collegiate bookstores and Kudzu(R) products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.
    For more information, please visit the Company's web site at www.ashworthinc.com.

    This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believed," "anticipated," "expected," "predicted," "estimate," "project," "will be," 'will continue," "will likely result," or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2005, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2005.



ASHWORTH, INC.
Consolidated Statements of Income
Third Quarter and Nine Months ended July 31, 2006 and 2005
(Unaudited)
                                             Summary of Results of
                                                  Operations
                                               2006          2005
                                           ------------- -------------
THIRD QUARTER
-------------
Net Revenue                                 $52,816,000   $48,304,000
Cost of Sales                                31,190,000    33,298,000
                                           ------------- -------------
 Gross Profit                                21,626,000    15,006,000
Selling, General and Administrative
 Expenses                                    19,836,000    19,866,000
                                           ------------- -------------
Income (Loss) from Operations                 1,790,000    (4,860,000)
Other Income (Expense):
 Interest Income                                 21,000        15,000
 Interest Expense                              (828,000)     (624,000)
 Other Income (Expense), net                    151,000      (169,000)
                                           ------------- -------------
 Total Other Expense, net                      (656,000)     (778,000)
                                           ------------- -------------
Income (Loss) Before Provision for Income
 Taxes                                        1,134,000    (5,638,000)
Provision for Income Taxes                     (453,000)    2,255,000
                                           ------------- -------------
 Net Income (Loss)                             $681,000   ($3,383,000)
                                           ============= =============

Income (Loss) Per Share - BASIC                   $0.05        ($0.24)
Weighted Average Common Shares Outstanding   14,495,000    13,929,000
                                           ============= =============

Income (Loss) Per Share - DILUTED                 $0.05        ($0.24)
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,624,000    13,929,000
                                           ============= =============

NINE MONTHS
------------------------------------------
Net Revenue                                $159,448,000  $149,484,000
Cost of Sales                                89,963,000    91,761,000
                                           ------------- -------------
 Gross Profit                                69,485,000    57,723,000
Selling, General and Administrative
 Expenses                                    59,044,000    53,259,000
                                           ------------- -------------
Income from Operations                       10,441,000     4,464,000
Other (Expense):
 Interest Income                                 40,000        49,000
 Interest Expense                            (2,229,000)   (1,733,000)
 Other Income (Expense), net                    590,000      (262,000)
                                           ------------- -------------
Total Other Expense, net                     (1,599,000)   (1,946,000)
                                           ------------- -------------
Income Before Provision for Income Taxes      8,842,000     2,518,000
Provision for Income Taxes                   (3,536,000)   (1,007,000)
                                           ------------- -------------
 Net Income                                  $5,306,000    $1,511,000
                                           ============= =============

Income Per Share - BASIC                          $0.37         $0.11
Weighted Average Common Shares Outstanding   14,359,000    13,823,000
                                           ============= =============

Income Per Share - DILUTED                        $0.37         $0.11
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,513,000    14,198,000
                                           ============= =============




ASHWORTH, INC.
Consolidated Balance Sheets
As of July 31, 2006 and 2005
(Unaudited)
                                             July 31,      July 31,
ASSETS                                         2006          2005
------                                     ------------- -------------

CURRENT ASSETS
 Cash and Cash Equivalents                   $3,892,000    $2,094,000
 Accounts Receivable - Trade, net            39,325,000    38,796,000
 Inventories, net                            52,978,000    54,179,000
 Other Current Assets                         9,674,000    13,061,000
                                           ------------- -------------
   Total Current Assets                     105,869,000   108,130,000

Property and Equipment, net                  38,993,000    38,280,000
Intangible Assets, net                       24,193,000    23,328,000
Other Assets, net                               326,000       262,000
                                           ------------- -------------
               Total Assets                $169,381,000  $170,000,000
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
 Line of Credit                             $17,850,000   $13,300,000
 Current Portion of Long-Term Debt            2,103,000     4,461,000
 Accounts Payable - Trade                    10,434,000    15,159,000
 Other Current Liabilities                    8,230,000     6,946,000
                                           ------------- -------------
 Total Current Liabilities                   38,617,000    39,866,000

Long-Term Debt                               16,146,000    23,777,000
Other Long-Term Liabilities                   2,137,000     2,400,000
Stockholders' Equity                        112,481,000   103,957,000
                                           ------------- -------------
       Total Liabilities and Stockholders'
        Equity                             $169,381,000  $170,000,000
                                           ============= =============


    This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP financial results provides useful information to both Management and investors to better understand the impact of additional SG&A expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the exploration of strategic alternatives, stock option expenses under FAS 123R and SOX 404 related expenses not incurred in the same period last year. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.



                            ASHWORTH, INC.
       Adjusted Non-GAAP Consolidated Statements of Operations
              Third Quarter ended July 31, 2006 and 2005
                             (Unaudited)

                                                            Quarter
                                Quarter Ended                Ended
                                   7/31/06                  7/31/05
                    --------------------------------------------------
                                 Elimination
                                      of
                                  Additional   Adjusted
                         As          SG&A      Non-GAAP        As
                      Reported    Expenses(1)   Results     Reported
                    --------------------------------------------------
Net Revenue         $52,816,000          $-  $52,816,000  $48,304,000
Cost of Sales        31,190,000           -   31,190,000   33,298,000
                    ------------ ----------- ------------ ------------
 Gross Profit        21,626,000               21,626,000   15,006,000

Selling, General
 and Administrative
 Expenses            19,836,000    (395,000)  19,441,000   19,866,000
                    ------------ ----------- ------------ ------------
Income (Loss) from
 Operations           1,790,000     395,000    2,185,000   (4,860,000)
Other Income
 (Expense):
 Interest Income         21,000           -       21,000       15,000
 Interest Expense      (828,000)          -     (828,000)    (624,000)
 Other Income
  (Expense), net        151,000           -      151,000     (169,000)
                    ------------ ----------- ------------ ------------
 Total Other
  Expense, net         (656,000)          -     (656,000)    (778,000)

Income (Loss)
 Before Provision
 for Income Taxes     1,134,000     395,000    1,529,000   (5,638,000)
Provision for
 Income Taxes          (453,000)   (158,000)    (611,000)   2,255,000
                    ------------ ----------- ------------ ------------
 Net Income (Loss)     $681,000    $237,000     $918,000  ($3,383,000)
                    ============ =========== ============ ============

Income (Loss) Per
 Share - BASIC            $0.05       $0.01        $0.06       ($0.24)

Weighted Average
 Common Shares
 Outstanding         14,495,000  14,495,000   14,495,000   13,929,000
                    ============ =========== ============ ============

Income (Loss) Per
 Share - DILUTED          $0.05       $0.01        $0.06       ($0.24)

Adjusted Weighted
 Average Shares
 And Assumed
 Conversions         14,624,000  14,624,000   14,624,000   13,929,000
                    ============ =========== ============ ============

(1) Additional SG&A expenses are primarily consulting and legal expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the exploration of strategic alternatives and stock option expenses under FAS 123R booked in the third quarter of fiscal 2006 but not incurred last year.




                            ASHWORTH, INC.
       Adjusted Non-GAAP Consolidated Statements of Operations
               Nine Months ended July 31, 2006 and 2005
                             (Unaudited)

                                                         Nine Months
                           Nine Months Ended                Ended
                                7/31/06                    7/31/05
                ------------------------------------------------------
                              Elimination
                                   of
                               Additional    Adjusted
                     As           SG&A       Non-GAAP         As
                  Reported     Expenses(2)   Results       Reported
                ------------- ------------ ------------  -------------
Net Revenue     $159,448,000           $-  $159,448,000  $149,484,000
Cost of Sales     89,963,000            -    89,963,000    91,761,000
                ------------- ------------ ------------- -------------
 Gross Profit     69,485,000                 69,485,000    57,723,000
Selling,
 General and
 Administrative
 Expenses         59,044,000   (1,995,000)   57,049,000    53,259,000
                ------------- ------------ ------------- -------------
Income from
 Operations       10,441,000    1,995,000    12,436,000     4,464,000
Other Income
 (Expense):
 Interest
  Income              40,000            -        40,000        49,000
 Interest
  Expense         (2,229,000)           -    (2,229,000)   (1,733,000)
 Other Income
  (Expense),
  net                590,000            -       590,000      (262,000)
                ------------- ------------ ------------- -------------
 Total Other
  Expense, net    (1,599,000)           -    (1,599,000)   (1,946,000)
Income Before
 Provision for
 Income Taxes      8,842,000    1,995,000    10,837,000     2,518,000
Provision for
 Income Taxes     (3,536,000)    (798,000)   (4,334,000)   (1,007,000)
                ------------- ------------ ------------- -------------
 Net Income       $5,306,000   $1,197,000    $6,503,000    $1,511,000
                ============= ============ ============= =============

Income  Per
 Share - BASIC         $0.37        $0.08         $0.45         $0.11

Weighted
 Average Common
 Shares
 Outstanding      14,359,000   14,359,000    14,359,000    13,823,000
                ============= ============ ============= =============

Income Per
 Share -
 DILUTED               $0.37        $0.08         $0.45         $0.11

Adjusted
 Weighted
 Average Shares
 And Assumed
 Conversions      14,513,000   14,513,000    14,513,000    14,198,000
                ============= ============ ============= =============

(2) Additional SG&A expenses are primarily consulting and legal expenses associated with the now-resolved issues relating to the Company's 2006 Annual Meeting of Stockholders, the exploration of strategic alternatives, stock option expenses under FAS 123R and SOX 404 related expenses booked in the first nine months of fiscal 2006 but not incurred in the same period last year.




    CONTACT: Ashworth, Inc.
             Randall L. Herrel or Winston Hickman, 760-929-6142